Exhibit 99.1

Contact:
Solar EnerTech Corp.
Phone: +86-21-6886-2220
http://www.solarE-power.com/

Mr. Mark Collinson, Partner
CCG Investor Relations
Phone : +1-310-954-1343
Email : mark.collinson@ccgir.com
www.ccgirasia.com

For Immediate Release

Solar EnerTech Corp. Announces Fourth Quarter and Fiscal Year End 2010 Financial Results

— Shipments Increased 233% Compared to Fiscal Year 2009 —
— Revenue Increased 113% Compared to Fiscal Year 2009 —
— Gross Profit Increased 600% Compared to Fiscal Year 2009 —

Mountain View, CA, December 17, 2010 – Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced financial results for the fourth quarter and fiscal year ended September 30, 2010.

Fourth Quarter 2010 Highlights:
•	Shipments for the fourth quarter 2010 increased 87% to 9.86MW from 5.26MW in the fourth quarter of the prior year.
•	Revenue for the fourth quarter 2010 was $18.2 million, representing an increase of 38% over the $13.2 million of revenue booked in the fourth quarter of the prior year.

Fiscal Year 2010 Highlights:
•	Shipments for fiscal year 2010 increased 233% to 34.92MW from 10.50MW in the prior year.
•	Revenue for fiscal year 2010 was $70.0 million, representing an increase of 113% over the prior year.
•	Gross Profit for fiscal year 2010 was $5.2 million, compared to a loss of $1.0 million in the prior year.

SOLAR MODULES
	Q-4 2010	Q-4 2009	% Increase (Decrease)
Solar Module Shipments	9.86MW	5.26MW	87%
Avg. Selling Price ($ / watt)	$1.82	$2.13	(15%)

	FY 2010	FY 2009	% Increase (Decrease)
Solar Module Shipments	34.92MW	10.50MW	233%
Avg. Selling Price ($ / watt)	$1.79	$3.07	(42%)

Commenting on the quarter and year-end results, Solar EnerTech Corp.’s Chief Executive Officer, Leo S. Young noted, “We experienced strong growth in demand for our products both during the quarter and throughout the year, pushing our production and shipments to historically high levels.  During the year, although selling prices, dictated by market, declined 40%, reduction in raw materials costs coupled with increased solar cell efficiencies gained from our technology facilities translated into significant improvement in our overall gross margins, which grew from negative 3% last year to positive 7% this year.  Also, our cash position is largely improved from $1.7 million a year ago to $6.6 million.  Equally pleasing was the expansion of shipment volumes to both new and existing customers in Europe, Australia and the United States.”

Fourth Quarter Results

Total module shipments increased 87% to 9.86MW in the fourth quarter of fiscal year 2010 compared to 5.26MW in the fourth quarter of fiscal year 2009. Revenue for the fourth quarter of fiscal year 2010 increased 38% to $18.2 million compared to $13.2 million in the fourth quarter a year ago. Revenue for the fourth quarter of fiscal year 2010 was comprised of approximately $17.9 million in solar module sales, of which more than 95% were sold to Europe and Australia; $0.2 million in solar cell sales; and $0.1 million from the resale of raw materials. The increase in revenue over the prior year period was driven by strong organic growth from existing customers and increased sales orders from new customers which resulted from the heightened efforts of the Company’s sales and marketing team.

Gross profit for the fourth quarter of fiscal year 2010 decreased to $1.0 million from the $2.1 million recorded in the fourth quarter of fiscal year 2009. Gross margin for the fourth fiscal quarter 2010 was 6% as compared to 16% in the same prior year period.

Total operating expenses for the fourth quarter of fiscal year 2010 were $2.4 million, which included $0.7 million in non-cash stock compensation expenses.  Excluding this non-cash item, operating expenses for the fourth quarter of fiscal year 2010 were $1.7 million, or 9% of total sales. By comparison, total operating expenses for the fourth quarter of fiscal year 2009 were $1.4 million, which included $1.1 million of non-cash stock compensation expense (a negative adjustment related to the restructuring of the management team) and $1.0 million of non-cash charges for impairment losses on property and equipment.  Excluding these non-cash items, operating expenses for the fourth quarter a year ago were $1.5 million, or 11% of total sales.

Net loss for the fourth quarter of fiscal year 2010 was ($1.3) million, or ($0.008) per basic and diluted share, compared to a net income of $1.9 million, or $0.02 per basic and diluted share, for the same period in fiscal 2009. The net loss in the fourth quarter of fiscal year 2010 was primarily the result of declining selling price and lower gross margins during the period.

Fiscal 2010 Financial Results

Revenue for the fiscal year ended September 30, 2010 was $70.0 million compared to $32.8 million for the same period in fiscal year 2009, an increase of 113%.  Gross profit was $5.2 million compared to a loss of ($1.0) million for the fiscal year ended September 30, 2009.  Total operating expenses for fiscal year 2010 were $28.5 million, or 41% of sales, compared to $11.4 million, or 35% of sales, for the prior fiscal year. The year-over-year increase in total operating expenses of 149% was primarily attributable to non-cash debt restructuring charges of $18.5 million.

Net loss for the fiscal year ended September 30, 2010 was ($25.0) million, or ($0.18) per basic and diluted share compared to a net loss of ($14.2) million, or ($0.16) per basic and diluted share, for the same period in fiscal year 2009. The net loss in the current fiscal year includes non-cash debt restructuring charges of $18.5 million and an impairment loss of $1.0 million on the Company’s investment in 21-Century Silicon, both amounts are stated before tax. In the fiscal year ended September 30, 2009, the Company recorded a non-cash loss on debt extinguishment amounting to $0.5 million and an impairment loss on property and equipment of $1.0 million, both amounts are stated before tax.

Financial Position

As of September 30, 2010, the Company’s assets included $6.6 million in cash, $6.5 million of accounts receivable, $1.3 million of prepayments primarily for the purchase of raw materials, $4.1 million of inventories on hand and $1.6 million of VAT and other receivables. Additionally, as of September 30, 2010, the Company’s liabilities included $12.5 million of accounts payable, customer advance payments and accrued liabilities; $5.8 million of accounts payable and accrued liability from related parties; and $1.3 million of short-term loans.

As of September 30, 2010, the Company recorded a $1.5 million liability for an outstanding Series B-1convertible note. The note bears interest at 6% per annum and is due on March 19, 2012.

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Mountain View, California.  The Company has established a sophisticated 67,107-square-foot manufacturing facility at Jinqiao Modern Technology Park in Shanghai, China. The Company currently has two 25MW solar cell production lines and a 50MW solar module production facility.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.  For additional information regarding the Company, please visit http://www.solarE-power.com.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

(Unaudited Financial Statements on Next Page)

Solar EnerTech Corp
Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Year Ended September 30,
	2010	2009	2010	2009

Sales	$18,230,000	$13,196,000	$70,029,000	$32,835,000
Cost of sales	(17,183,000)	(11,085,000)	(64,820,000)	(33,876,000)
Gross profit (loss)	1,047,000	2,111,000	5,209,000	(1,041,000)

Operating expenses:
Selling, general and administrative	2,322,000	1,000,000	9,565,000	9,224,000
Research and development	60,000	(534,000)	347,000	700,000
Loss on debt extinguishment	(9,000)	-	18,540,000	527,000
Impairment loss on property and equipment	-	960,000	-	960,000
Total operating expenses	2,373,000	1,426,000	28,452,000	11,411,000

Operating income (loss)	(1,326,000)	685,000	(23,243,000)	(12,452,000)

Other income (expense):
Interest income	2,000	3,000	7,000	16,000
Interest expense	(63,000)	(2,060,000)	(5,446,000)	(3,998,000)
Gain on change in fair market value of compound embedded derivative	120,000	420,000	1,235,000	770,000
Gain on change in fair market value of warrant liability	142,000	2,759,000	4,511,000	1,344,000
Impairment loss on investment	-	-	(1,000,000)	-
Other income (expense)	(149,000)	136,000	(1,078,000)	139,000
Net income (loss)	$(1,274,000)	$1,943,000	$(25,014,000)	$(14,181,000)

Net income (loss) per share - basic	$(0.008)	$0.02	$(0.18)	$(0.16)
Net income (loss) per share - diluted	$(0.008)	$0.02	$(0.18)	$(0.16)

Weighted average shares outstanding - basic	157,010,056	88,256,706	135,557,265	87,817,762
Weighted average shares outstanding - diluted	157,010,056	88,315,499	135,557,265	87,817,762

Solar EnerTech Corp
Consolidated Balance Sheets

	September 30, 2010	September 30, 2009

ASSETS
Current assets:
Cash and cash equivalents	$6,578,000	$1,719,000
Accounts receivable, net of allowance for doubtful account of
$42,000 and $96,000 at September 30, 2010 and 2009, respectively	6,546,000	7,395,000
Advance payments and other	1,274,000	799,000
Inventories, net	4,083,000	3,995,000
Deferred financing costs, net of accumulated amortization	-	1,250,000
VAT receivable	870,000	334,000
Other receivable	690,000	408,000
Total current assets	20,041,000	15,900,000
Property and equipment, net	8,874,000	10,509,000
Other assets	735,000	-
Investment	-	1,000,000
Deposits	102,000	87,000
Total assets	$29,752,000	$27,496,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$7,895,000	$5,794,000
Customer advance payment	2,032,000	27,000
Accrued expenses	2,596,000	1,088,000
Accounts payable and accrued liabilities, related parties	5,817,000	5,646,000
Short-term loans	1,312,000	-
Convertible notes, net of discount	-	3,061,000
Derivative liabilities	-	178,000
Total current liabilities	19,652,000	15,794,000
Convertible notes, net of discount	1,531,000	-
Derivative liabilities	422,000	-
Warrant liabilities	902,000	2,068,000
Total liabilities	22,507,000	17,862,000

STOCKHOLDERS' EQUITY:
Common stock - 400,000,000 shares authorized at $0.001 par value 170,338,954 and 111,406,696 shares issued and outstanding at September 30, 2010 and
2009, respectively	170,000	111,000
Additional paid in capital	97,656,000	75,389,000
Other comprehensive income	2,755,000	2,456,000
Accumulated deficit	(93,336,000)	(68,322,000)
Total stockholders' equity	7,245,000	9,634,000
Total liabilities and stockholders' equity	$29,752,000	$27,496,000